                                 SCHEDULE 14A
                                (Rule 14a-101)

                            SCHEDULE 14A INFORMATION

                    INFORMATION REQUIRED IN PROXY STATEMENT

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    /X/  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         THE EMERGING GERMANY FUND INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11

    (1) Title of each class of securities to which transaction applies:
    (2) Aggregate number of securities to which transaction applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
    (4) Proposed maximum aggregate value of transaction:
    (5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:                             (3) Filing Party:
    (2) Form, Schedule or Registration Statement No.:       (4) Date Filed:


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PRESS RELEASE

THE EMERGING GERMANY FUND INC. AMENDS BYLAWS, WILL RESCHEDULE ANNUAL MEETING, AND COMMENCES LITIGATION AGAINST STOCKHOLDERS FOR VIOLATION OF SECURITIES LAWS

April 8, 1998 -- The Emerging Germany Fund Inc. (NYSE:FRG) announced today that its Board of Directors has:

1. Adopted a Bylaw amendment, effective immediately, requiring that proposals intended to be made at stockholders' meetings be provided to the Fund in advance of the meeting together with materially relevant information.

2. Withdrawn the notice previously given for the Fund's 1998 annual meeting of stockholders, which was scheduled for April 27, 1998. Stockholders will be notified of the new meeting date when it is set.

3. Instructed its counsel to file suit on behalf of the Fund against certain of its stockholders with regard to possible violations of the federal securities laws.

The Fund's lawsuit will be filed today in the United States District Court for the Southern District of New York. The named defendants include, among others, Opportunity Partners L.P., its general partner Kimball & Winthrop, and Kimball & Winthrop's president, Phillip Goldstein. It alleges violations by the defendants of sections 13(d) and 14(a) of the Securities Exchange Act of 1934, which alleged violations include use of the Internet for unlawful proxy solicitations. The lawsuit requests equitable relief, including that the defendants be enjoined from further violations of the Exchange Act.

"We are taking these steps to ensure full and fair informational disclosure to the Board and all Fund stockholders in light of proposals made by a stockholder that, particularly given the continuing strong performance by the Fund, appear to be inappropriate and ill-timed," said Theodore Coburn, a Director of the Fund.

On March 27, the Fund received from Opportunity Partners L.P. an unsolicited letter stating that it intended to nominate at the Fund's annual meeting, then scheduled for April 27, four persons for election as Class I directors in opposition to the nominees proposed by the Board. The letter also stated that Opportunity Partners intended to propose, among other things, that the Fund's investment advisory agreement with Dresdner RCM Global Investors LLC be terminated (without


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CONTINUED                                                          Page 2

proposing an alternate advisor); that the Fund's remaining directors resign; and that the Fund's stockholders be afforded an opportunity to realize net asset value for their investment in the Fund.

"The Board has determined that the Opportunity Partners' notice lacks sufficient information to consider it on an informed basis. The Board also was advised by the Fund's counsel that it appears that Opportunity Partners has violated the federal securities laws in soliciting support for these proposals without complying with legal requirements governing such actions," said Mr. Coburn.

The Bylaw amendment provides that notice of any proposal or nomination to be presented at a meeting of stockholders must be given no later than 14 days in advance of the annual meeting for 1998. The notice must include information as to Director nominees and the rationale and specifics of any proposal to be presented. The notice must be given to the Fund's corporate secretary. The date for the rescheduled 1998 annual meeting of stockholders will be announced sufficiently in advance of the meeting to permit any stockholder who wishes to do so to provide notice of any such nomination or proposal.

ACTIONS ALREADY TAKEN BY THE BOARD TO ENHANCE STOCKHOLDER VALUE

In early 1996, in order to allow the Fund to take full advantage of the broader investment opportunities in the German equities market, the Board recommended, and the stockholders approved, changes to the Fund's investment mandate. One of the major changes was an elimination of the restrictions on the market capitalization of the companies in which the Fund may invest. Previously, the mandate required at least 60% of the Fund's assets to be invested in small and medium sized German companies. Since inception of the Fund to date, mid-cap German companies (MDAX index) underperformed large-cap German companies (DAX index) significantly.

"Since early 1996 the Fund's investment manager, Dresdner RCM, has been able to use the Fund's broadened investment mandate, together with a stronger active fundamental research approach, to focus on investing in growth companies and investment themes such as restructurings and consolidations. Excellent performance has resulted," commented Mr. Coburn.

STRONG FUND PERFORMANCE

Since the broadening of the investment mandate through the first quarter of this year (from 4/30/96 to 3/31/98), the Fund has delivered excellent performance, including a 93.5% increase in the market price* of its shares, and a 77.7% increase in NAV*, compared with a rise of 64.6% in the DAX 100 and 64.7% in the MSCI Germany index (the broad index of German equities).

Based on total NAV* return, the Fund was the top performing Germany fund (open or closed) in the U.S. marketplace for 1997. Comparative percentage performance for 1997 and first quarter 1998 is shown below:


                 Emerging Germany Fund         DAX100         MSCI Germany Index
--------------------------------------------------------------------------------
1997               NAV*:       26.3%            22.4%               24.8%
                   Mkt Price*: 48.0%

1st Q 98           NAV*:       21.1%            16.7%               17.1%
                   Mkt Price*: 18.3%

*All Market Price and NAV returns include reinvestment of dividends and distributions.

FIRST DIVIDEND PAYABLE ON APRIL 20

On February 25, 1998, the Board announced a managed distribution plan that provides for the distribution to the Fund's stockholders on a quarterly basis of approximately 2.5% (at least 10% annually) of the Fund's net assets. The Board declared the first quarterly dividend on March 30, 1998, payable on April 20, 1998.

The Emerging Germany Fund Inc. is a non-diversified, closed-end registered investment management company with total net assets of approximately $213 million as of March 31, 1998. The Fund's objective is to provide its investors with long-term capital appreciation by investing primarily in the growing Germany equity marketplace at all market capitalization levels.


                                     -end-

For additional information, please contact:

The Emerging Germany Fund Inc.
Theodore Coburn, Director
415-263-5200

Jeffrey Taufield
Kekst & Co.
212-521-4815